UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Pullen, Robert W.
   c/o Tellabs
   4951 Indiana Avenue
   Lisle, IL  60532
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   5/1/00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   TLAB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and General Manager
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |2880                  |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|(1)      |11/19/01 |Common Stock           |60,000   |$0.6875   |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |11/29/03 |Common Stock           |64,000   |$2.5000   |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |5/30/05  |Common Stock           |20,000   |$8.3750   |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |7/22/06  |Common Stock           |20,000   |$14.3125  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |10/24/07 |Common Stock           |16,000   |$25.2500  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |10/8/08  |Common Stock           |20,000   |$17.1250  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(1)      |2/24/10  |Common Stock           |15,000   |$51.6875  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) All options are exercisable in cumulative annual installments of 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant
date.
SIGNATURE OF REPORTING PERSON
/s/  Robert W. Pullen
DATE
May 11, 2000